Exhibit 99.1

Contacts:	Joseph C. Tusa, Jr.	David L. Kerr
	Senior Vice President and	Senior Vice President — Corporate Development
	Chief Financial Officer	713.386.1420
	713.386.1428	dkerr@comsys.com
jtusa@comsys.com
COMSYS IT PARTNERS, INC. REPORTS FIRST QUARTER RESULTS
HOUSTON, TX (May 3, 2007) — COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing and consulting services, today announced results for its first quarter ended April 1, 2007.
Revenue for the first quarter of 2007 was $186.2 million, up 4.3% from $178.6 million for the first quarter of 2006, and was within management’s guidance range of $184 million to $188 million.
Net income in the first quarter of 2007 was $5.5 million, or $0.28 per diluted share, and included $1.7 million of stock-based compensation expense. Management’s first quarter guidance was $4.7 million to $5.5 million of net income, or $0.24 to $0.28 of earnings per diluted share, and included estimated stock-based compensation expense of $1.5 million.
The Company reported net income of $1.7 million for the first quarter of last year, or $0.09 per diluted share. Net income in the first quarter of 2006 included $1.9 million, or $0.10 per diluted share, of severance-related charges related to the departure of two former officers of the Company.
“Our operations continued to perform well in the first quarter,” said Larry L. Enterline, Chief Executive Officer. “Revenue and net income were in line with expectations and our bill rates and gross profit margins continued to show the strength we saw throughout 2006. Order activity remains high in most of our markets, and the pipeline in our managed solutions service line is solid. Of particular note in the first quarter, we acquired the remaining 80% of Econometrix that we did not already own and also expanded a customer relationship in our managed solutions group with a large biotech company for which we began to provide services last quarter. Outside of operations, the credit agreement amendments we announced in December produced the interest savings in the first quarter that we expected, which enhanced our earnings, and we completed a secondary offering of 2,500,000 shares of our common stock, which should have a positive impact on the liquidity in our stock.
“I would especially like to thank our operations leaders and their staffs for their efforts,” Enterline continued. “We remain focused on our priorities for 2007, which are increasing internal growth rates and opening other new offices in high-potential markets, improving efficiency, particularly in sales and recruiting and in our front and back office operations, and making acquisitions that meet our criteria.”
Joseph C. Tusa, Jr., Senior Vice President and Chief Financial Officer, commented, “We entered 2007 with approximately 5,000 consultants on assignment and, after the seasonal reduction in consultant headcount we experience each year in January, we strengthened in February and March and completed the first quarter near our year-end level. Our current headcount in April is approximately 4,900 consultants as we experienced slightly higher than anticipated quarter-end terminations in early April, primarily in two large accounts, but we expect modest headcount
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CITP Reports First Quarter Results

May 3, 2007
increases through the remainder of the second quarter of 2007. Gross margins during the first quarter of 2007 remained strong at 24.2% despite the seasonal impact of payroll-related taxes that we experience in the first quarter of each year. Gross margins in the first quarter of 2006 were 23.6%. SG&A expenses as a percentage of revenues for the first quarter of 2007 increased to 19% primarily due to higher stock-based compensation expenses related to awards to certain executive officers and higher seasonal payroll-related taxes. As previously communicated, we expect stock-based compensation expense will be $0.9 million to $1.0 million in each of the remaining quarters of 2007.”
As previously disclosed, COMSYS reduced its overall debt by $43.7 million during 2006 and ended the year at $98.5 million. As expected, the Company’s debt balance increased in the first quarter of 2007 to $108.6 million, which is consistent with seasonal trends. COMSYS expects to continue to reduce debt in the second quarter of 2007 and for the remainder of this year. During the first quarter of 2007, the Company generated adjusted EBITDA of $11.3 million compared with $10.5 million of adjusted EBITDA for the first quarter of 2006.
Selected operating data and reconciliations of non-GAAP financial measures to GAAP results for the first quarter ended April 1, 2007, are included below in a section before the financial tables.
Second Quarter 2007 Financial Guidance
For the second quarter of 2007, the Company expects to report revenue in a range of $187 million to $191 million and net income in the range of $7.1 million to $7.9 million, or approximately $0.36 to $0.40 per diluted share. These estimated net income amounts are based on an effective tax rate of 8%.
Conference Call Information
COMSYS will host a conference call today (May 3rd) at 10:00 a.m. Eastern time to discuss the quarterly financial results. The conference call-in number is (719) 457-2728 and the confirmation number is 8470754. The call will also be web cast live at www.comsys.com and www.earnings.com and replayed for 30 days at www.comsys.com. A seven-day telephonic replay of this conference call will be available by dialing (719) 457-0820. Callers should use the pass code 8470754 to gain access to the replay, which will be available through the end of the day on May 10, 2007.
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 44 offices across the U.S. and offices in Canada and the United Kingdom. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/ localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.
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CITP Reports First Quarter Results

May 3, 2007
Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect the Company’s plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are based on the Company’s expectations and beliefs concerning future events affecting the Company, which reflect estimates and assumptions made by management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control, including:
•	the Company’s success in attracting, training, retaining and motivating billable consultants and key officers and employees;

•	the Company’s ability to shift a larger percentage of its business mix into IT solutions and project management and, if successful, its ability to manage those types of business profitably;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	weakness or reductions in corporate information technology spending levels;

•	the Company’s ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the impact of competitive pressures on the Company’s ability to maintain or improve its operating margins, including any change in the demand for the Company’s services;

•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market;

•	increases in employment-related costs such as healthcare and unemployment taxes;

•	the possibility of the Company’s incurring liability for the activities of its billable consultants or for events impacting its billable consultants on clients’ premises;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	the risk that further cost cutting or restructuring activities undertaken by the Company could cause an adverse impact on certain of the Company’s operations;

•	economic declines that affect the Company’s business, including its profitability, liquidity or ability to comply with its loan covenants;

•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms;

•	adverse changes to management’s periodic estimates of future cash flows that may affect the Company’s assessment of its ability to fully recover its goodwill;

•	whether governments will amend existing regulations or impose additional regulations or licensing requirements in such a manner as to increase the Company’s costs of doing business; and

•	other matters discussed in this press release and the Company’s most recent definitive proxy statement, Forms 10-K, 10-Q and 8-K, as well as matters discussed in the Company’s future SEC filings.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. They can be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties. The forward-looking statements included in this release are not guarantees of future performance, and the Company cannot assure the reader that those statements will be realized or that the forward-looking events or circumstances will occur. Actual future results may vary materially. Because of these factors, the Company cautions that investors should not place undue reliance on any of its forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, and is not responsible for any changes made to this release by wire or Internet services.
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CITP Reports First Quarter Results

May 3, 2007
COMSYS IT PARTNERS, INC.
OPERATING DATA, SUPPLEMENTAL CASH FLOW INFORMATION AND NON-GAAP MEASUREMENTS
(IN THOUSANDS, EXCEPT OPERATING DATA)

Operating Data:	Three Months Ended
	April 1, 2007	December 31, 2006	April 2, 2006

Ending consultant headcount	4,983	4,996	5,014

Billing days	64	62	64

Revenue per billing day (in thousands)	$2,910	$2,979	$2,791

Average bill rate	$72.02	$70.41	$69.06

Gross margin percentage	24.2%	24.6%	23.6%

DSO	49	43	48
Supplemental Cash Flow Information:	Three Months Ended
	April 1, 2007	December 31, 2006	April 2, 2006
Net cash provided by (used for) operating activities	$(9,902)	$26,572	$(6,661)

Capital expenditures	$357	$301	$1,088

Non-GAAP Financial Measures:	Three Months Ended
	April 1, 2007	December 31, 2006	April 2, 2006
Adjusted EBITDA:
GAAP net income	$5,482	$5,150	$1,679
Loss on early extinguishment of debt	—	723	—
Severance expenses	—	—	1,898
Stock-based compensation	1,720	691	729
Depreciation and amortization	1,458	2,180	2,172
Interest expense, net	2,420	3,137	3,957
Other income, net	(228)	(38)	(124)
Income tax expense	448	151	150

Adjusted EBITDA	$11,300	$11,994	$10,461

Adjusted EBITDA as a % of GAAP revenue	6.1%	6.5%	5.9%

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). We believe revenue and net income net of certain items and adjusted EBITDA to be relevant and useful information to our investors in assessing our financial operating results as these measures are used by our management in evaluating our financial performance, liquidity, our ability to service debt and fund capital expenditures. However, these measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles, and may not be comparable to similarly titled measures reported by other companies. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.
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CITP Reports First Quarter Results

May 3, 2007
COMSYS IT PARTNERS, INC.
STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED APRIL 1, 2007; DECEMBER 31, 2006 AND APRIL 2, 2006
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	April 1, 2007	December 31, 2006	April 2, 2006

Revenues from services	$186,208	$184,710	$178,592
Cost of services	141,207	139,351	136,520

Gross profit	45,001	45,359	42,072

Operating costs and expenses
Selling, general and administrative expenses	35,421	34,056	34,238
Depreciation and amortization	1,458	2,180	2,172

	36,879	36,236	36,410

Income from operations	8,122	9,123	5,662
Interest expense, net	2,420	3,137	3,957
Loss on early extinguishment of debt	—	723	—
Other income, net	(228)	(38)	(124)

Income before income taxes	5,930	5,301	1,829
Income tax expense	448	151	150

Net income	$5,482	$5,150	$1,679

Net income per share:
Basic	$0.28	$0.27	$0.09
Diluted	$0.28	$0.26	$0.09

Weighted average shares outstanding:
Basic	18,845	18,628	18,550
Diluted	19,754	19,531	18,804
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CITP Reports First Quarter Results

May 3, 2007
COMSYS IT PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	April 1,	December 31,
	2007	2006
Assets
Current assets:
Cash	$1,117	$1,605
Accounts receivable, net of allowance of $2,973 and $3,474, respectively	210,904	189,610
Prepaid expenses and other	3,982	3,741

Total current assets	216,003	194,956

Fixed assets, net	13,316	9,214
Goodwill	154,626	154,984
Intangible assets, net	8,609	9,142
Deferred financing costs, net	2,699	2,926
Restricted cash	2,793	2,794
Other assets	949	1,018

Total assets	$398,995	$375,034

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$138,184	$131,535
Payroll and related taxes	27,737	32,204
Current maturities of long-term debt	5,000	5,000
Interest payable	463	654
Other	13,318	13,506

Total current liabilities	184,702	182,899

Long-term debt	103,575	93,542
Other noncurrent liabilities	3,713	3,823

Total liabilities	291,990	280,264

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 95,000 shares authorized; 19,652 and 19,279 shares outstanding at April 1, 2007 and December 31, 2006, respectively	196	191
Common stock warrants	1,734	1,734
Accumulated other comprehensive income (loss)	14	(12)
Additional paid-in capital	213,462	206,740
Accumulated deficit	(108,401)	(113,883)

Total stockholders’ equity	107,005	94,770

Total liabilities and stockholders’ equity	$398,995	$375,034

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